Exhibit 4.1

EXEMPTION AGREEMENT

THIS EXEMPTION AGREEMENT, dated as of this 9th day of April, 2012 (the “Exemption Agreement”), by and among Openwave Systems Inc., a Delaware corporation (the “Company”), and Quantum Partners LP (“Quantum Partners”).

WHEREAS, on January 28, 2012 the Company entered into the Tax Benefit Preservation Agreement, dated January 28, 2012, between the Company and Computershare Trust Company, N.A., as rights agent (the “Agreement”).

WHEREAS, the Board of Directors of the Company (the “Board”) has agreed to grant an exemption pursuant to Section 29 of the Agreement to Quantum Partners (together with its Affiliates and Associates, “Quantum”) to permit Quantum to acquire Beneficial Ownership of shares of Common Stock that will result in Quantum Beneficially Owning shares of Common Stock in excess of 4.99% of the Common Stock then outstanding on the condition that Quantum not acquire Beneficial Ownership of shares of Common Stock that in the aggregate would be in excess of 7.5% of the outstanding shares of Common Stock (the “Exempt Percentage”).

WHEREAS, as a condition to granting an exemption pursuant to Section 29 of the Agreement, the Board is requiring Quantum Partners to enter into this Exemption Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Definitions.

Unless otherwise defined in this Exemption Agreement, capitalized terms used herein shall have the meanings set forth in the Agreement.

Section 2.	Representations and Warranties.

2.1. Quantum Partners represents and warrants to the Company as follows:

(a) Quantum Partners is duly formed and validly existing as a Cayman Islands exempted limited partnership and has full limited partnership power and authority to execute and deliver this Exemption Agreement and to perform its obligations hereunder.

(b) This Exemption Agreement has been duly authorized, executed and delivered by Quantum Partners and constitutes the legally valid and binding agreement of Quantum Partners, enforceable against Quantum Partners in accordance with the terms hereof, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Exemption Agreement by Quantum Partners nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which Quantum Partners is bound or affected or of any organizational documents of Quantum Partners.

2.2. The Company represents and warrants to Quantum Partners as follows:

(a) The Company is a validly existing corporation under the laws of the State of Delaware and has the power and authority to enter into this Exemption Agreement and perform its obligations hereunder.

(b) This Exemption Agreement has been duly authorized, executed and delivered by the Company and constitutes the legally valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Exemption Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which the Company is bound or affected or of any organizational documents of the Company.

Section 3.	Covenants.

3.1. Acquisition of Common Stock.

Quantum shall not directly or indirectly become the Beneficial Owner of or obtain any rights in respect of any Common Stock, by purchase or otherwise, or take any action in furtherance thereof, if the effect of such acquisition, agreement or other action would be (either immediately or upon consummation of any such acquisition, agreement or other action, or upon the expiration of any period of time provided in any such acquisition, agreement or other action or after the passage of time or upon the satisfaction of any conditions or both) to increase the aggregate Beneficial Ownership of Common Stock by Quantum by more than the Exempt Percentage.

3.2. Notification of the Company of Certain Acquisitions on Disposition of Common Stock.

To the extent that, after the date of this Exemption Agreement, Quantum increases or decreases the number of shares of Common Stock which it Beneficially Owns by an amount which is one percent or more of the total outstanding shares of Common Stock, Quantum Partners shall, within three business days of such acquisition or disposition, provide written notice of such change in Beneficial Ownership to the Company. Such notice shall disclose for the period since the date of this Exemption Agreement until the first notice (and thereafter since the last notice provided by Quantum Partners pursuant to this Section 3.2) the aggregate amount of shares of Common Stock Beneficially Owned by Quantum as of the close of business on each day during such period in which Quantum executed one or more trades in the Common Stock.

3.3. Acknowledgement of Provisions of the Agreement.

In addition to any other remedies available to the Company for breach of this Exemption Agreement, Quantum hereby acknowledges and agrees that (i) if it acquires Beneficial Ownership of any shares of Common Stock such that its aggregate Beneficial Ownership of Common Stock exceeds the Exempt Percentage it will become an Acquiring Person under the Agreement, (ii) once a person has become an Acquiring Person, the Board may either (i) exchange the Rights (other than Rights held by the Acquiring Person) distributed under the Agreement for shares of Common Stock or (ii) allow the Rights to become exercisable for the purchase of shares of Common Stock, and (iii) as a result of either option, Quantum’s ownership stake in the Company would be significantly diluted. In consideration for granting the exemption pursuant to Section 29 of the Agreement, Quantum hereby waives any and all rights to challenge the validity or the enforceability of any of the provisions of the Agreement or this Exemption Agreement.

3.4. Confidentiality.

Unless required by applicable law, neither party shall disclose or make public any nonpublic information provided to it by the other party pursuant to this Exemption Agreement without the prior written consent of such other party.

3.5. Waiver of Requirements.

Notwithstanding anything in this Section 3 to the contrary, any of the terms of Subsections 3.1 through Subsection 3.4 may be waived, in whole or in part and as to particular transactions or matters, if (a) in the case of a waiver of an obligation of Quantum Partners, the Board shall have approved such waiver in accordance with applicable law, or (b) in the case of a waiver of an obligation of the Company provided for the benefit of Quantum, Quantum Partners shall have consented in writing to such waiver.

Section 4.	Term of Agreement; Certain Provisions Regarding Termination.

Unless this Exemption Agreement specifically provides for earlier termination with respect to any particular right or obligation, this Exemption Agreement shall terminate, and the exemption (pursuant to Section 29 of the Agreement) conditioned upon Quantum Partners entering into this Exemption Agreement shall be void and of no further effect, upon the earlier of (a) the termination of the Agreement in accordance with its terms, or (b) if Quantum shall, at any time after Quantum acquires Beneficial Ownership greater than 4.99% (in compliance with this Exemption Agreement), sell or otherwise dispose of or cease to own any Common Stock so that Quantum Beneficially Owns, in the aggregate less than 4.99% of all shares of the Common Stock then outstanding.

Section 5.	Remedies.

Quantum Partners and the Company acknowledge and agree that (i) the provisions of this Exemption Agreement are reasonable and necessary to protect the proper and legitimate interests of the parties hereto, and (ii) the parties would be irreparably damaged in the event any of the provisions of this Exemption Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Exemption Agreement by the other party without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity.

Section 6.	General Provisions.

6.1. Choice of Law; Forum Selection. This Exemption Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to the choice of laws provisions thereof. Each of the parties to this Exemption Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating to this Exemption Agreement, (ii) waives any objection to the laying of venue of any such litigation in the Court of Chancery of the State of Delaware, and (iii) agrees not to plead or claim in the Court of Chancery of the State of Delaware that such litigation brought therein has been brought in an inconvenient forum. The Company hereby appoints RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, DE 19801 as its agent for service of process in the State of Delaware and Quantum Partners hereby appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 as its agent for service of process in the State of Delaware. Each party agrees to service of process in any litigation arising out of or relating to this Exemption Agreement by service upon its aforementioned agent or by certified mail, return receipt requested, postage prepaid to it at its address for notice as provided in this Exemption Agreement.

6.2. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally, transmitted by telex or telecopier, or deposited in the U.S. mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service, addressed as follows:

If to the Company:

Openwave Systems, Inc.

2100 Seaport Boulevard

Redwood City, CA 94063

Facsimile No.: (650) 480-8100

Attention: Anne K. Brennan, Chief Financial Officer

With a copy to:

Joseph L. Johnson III

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Facsimile No.: (617) 523-1231

JJohnson@goodwinprocter.com

If to Quantum Partners:

Quantum Partners LP

c/o Soros Fund Management LLC

888 Seventh Avenue

New York, NY 10106

Facsimile No.: (646) 731-5551

Attention: Maryann Canfield, General Counsel

With a copy to:

Patrick J. Dooley

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile No.: (212) 872-1002

or to such other address as may be specified in a notice given pursuant to this Subsection. All such notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) business days after being deposited in the mail, postage prepaid, if mailed; (iii) when answered back if telexed; (iv) when receipt acknowledged, if telecopied; and (v) the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the address to which notices are to be given by giving five (5) days’ prior notice of such change in accordance herewith.

6.3. Severability. If any term, provision, covenant or restriction of this Exemption Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto agree that they will use their reasonable best efforts to support and defend this Exemption Agreement.

6.4. Amendments, Waivers. Any provision of this Exemption Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto; provided that no such amendment or waiver by the Company shall be effective without the approval of the Board. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.5. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Exemption Agreement. Reference in this Exemption Agreement to Sections or Subsections (other than the references to Section 29 of the Agreement) are to Sections of Subsections of this Exemption Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the applicable person or persons may require.

6.6. Entire Agreement: Amendment. This Exemption Agreement and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

6.7. Counterparts. This Exemption Agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This Exemption Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, or on whose behalf such counterpart is executed, but all of which taken together shall be one and the same agreement.

6.8. No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Exemption Agreement or the transactions contemplated herein.

6.9. Successors and Assigns. This Exemption Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. All of the terms, covenants and agreements contained in this Exemption Agreement are solely for the benefit of the parties hereto, and their respective successors and assigns, and no other parties (including, without limitation, any other stockholder or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefited by, or entitled to enforce, this Exemption Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Agreement, all as of the day and year first above written.

QUANTUM PARTNERS LP

By:	QP GP LLC

By:	/s/ Jay Schoenfarber
Name:	Jay Schoenfarber
Title:	Attorney-in-fact

OPENWAVE SYSTEMS INC.

By:	/s/ Anne K. Brennan
Name:	Anne K. Brennan
Title:	Chief Financial Officer